Exhibit (a)(1)(xi)

OFFER TO PURCHASE FOR CASH

Up to 6,442,105 shares of Common Stock

of

CRESCENT FINANCIAL CORPORATION

and

CRESCENT FINANCIAL BANCSHARES, INC.

at

$4.75 Net Per Share

by

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

December 12, 2011

Dear Crescent State Bank Employees’ 401(k) Plan Participant:

We are writing to notify you that we are extending the date of expiration for our previously announced offer to purchase for cash up to 6,442,105 shares of common stock, par value $0.001 per share, of Crescent Financial Bancshares, Inc. (formerly known as Crescent Financial Corporation) (“Crescent”) for $4.75 net per share in cash, without interest and less applicable withholding taxes. The offer and withdrawal rights are now scheduled to expire at 5:00 p.m., New York City time, on December 21, 2011, unless further extended. However, your instructions to tender your shares must be received by MVP Plan Administrators, Inc., a third-party tabulator (the “Tabulator”), no later than 5:00 p.m., New York City time, on December 16, 2011 to allow ample time for the Tabulator to direct the trustees of the 401(k) Plan in accordance with your instructions.

In addition to the extension, we are providing you with (i) a supplement to the Offer to Purchase, dated November 8, 2011, containing our audited consolidated financial statements for the year ended December 31, 2010 and (ii) for your convenience, an additional copy of the Letter to Crescent State Bank Employees’ 401(k) Plan Participants, originally sent to you on November 8, 2011, which letter includes the instruction form for use in accepting the Offer and tendering Shares by December 16, 2011.

The Offer is being conducted pursuant to a tender offer statement on Schedule TO and related materials, including the Offer to Purchase and the related Letter of Transmittal (which together, as amended and supplemented from time to time, constitute the “Offer”). YOU ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT ON SCHEDULE TO AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL), AS AMENDED, AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS AMENDED, REGARDING THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement on Schedule TO and related materials, including the Offer to Purchase and Letter of Transmittal, have been filed by us with the SEC and mailed to Crescent stockholders. A solicitation/recommendation statement on Schedule 14D-9 has been filed by Crescent with the SEC and mailed to Crescent stockholders.

You may obtain copies of all of the offering documents free of charge at the SEC’s website (www.sec.gov) or by directly requesting copies of all of the offering documents free of charge at Innisfree M&A Incorporated, the information agent for the Offer, at (888) 750-5834 (toll-free). Additionally, you may obtain additional information about the effect of the Offer on your account under the 401(k) Plan by contacting MVP Plan Administrators, Inc. at (919) 465-2220, extension 106.

Very truly yours,

Piedmont Community Bank Holdings, Inc.